  This announcement is neither an offer to purchase nor a solicitation of an o ffer to sell shares of Illinois Power Company's cumulative preferred stock.
 The tender offer is made solely by the Offer to Purchase and Consent Statement, dated February 25, 2002, and the related Letters of Transmittal and Consent, and is being made to all holders of shares of preferred stock of the series listed below. The tender offer is not being made to and Illinova Corporation will not accept tenders from holders of shares in any jurisdiction where the making of the tender offer or the acceptance thereof would not be in compliance with the securities, "blue sky" or other laws of such jurisdiction.
 If Illinova Corporation becomes aware of any jurisdiction where the making of the tender offer or if the tender of shares is not in compliance with any applicable law, Illinova Corporation will make a good faith effort to comply with such law. In any jurisdiction where the securities, "blue sky" or other laws require the tender offer to be made by a licensed broker or dealer, the tender offer will be deemed to be made on behalf of Illinova Corporation by
       Merrill Lynch, Pierce, Fenner & Smith Incorporated or one or more registered brokers or dealers licensed under the laws of such jurisdiction.


                              ILLINOVA CORPORATION
                      NOTICE OF OFFER TO PURCHASE FOR CASH
  ANY AND ALL OUTSTANDING SHARES OF THE SERIES OF PREFERRED STOCK LISTED BELOW
                            OF ILLINOIS POWER COMPANY
                                       AND

                             ILLINOIS POWER COMPANY

         NOTICE OF SOLICITATION OF CONSENTS WITH RESPECT TO ANY AND ALL
          OUTSTANDING SHARES OF PREFERRED STOCK OF THE FOLLOWING SERIES

                                                                                                                        TOTAL
                                                                                                                    CONSIDERATION
                                                                                                SPECIAL CASH         (FOR TENDER
SERIES                                               CUSIP NO.          PURCHASE PRICE             PAYMENT           AND CONSENT
------                                               ---------          --------------             -------           -----------
4.08% Cumulative Preferred Stock...............      452092-20-8               $35.56               $1.00               $36.56
4.20% Cumulative Preferred Stock...............      452092-30-7               $36.63               $1.00               $37.63
4.26% Cumulative Preferred Stock...............      452092-40-6               $37.17               $1.00               $38.17
4.42% Cumulative Preferred Stock...............      452092-50-5               $38.61               $1.00               $39.61
4.70% Cumulative Preferred Stock...............      452092-60-4               $41.11               $1.00               $42.11
7.75% Cumulative Preferred Stock...............      452092-79-4               $52.00               $1.00               $53.00


      Illinova Corporation, or Illinova, a wholly owned subsidiary of Dynegy Inc., invites you to tender your shares of cumulative preferred stock of the series listed above of Illinois Power Company, or IPC, upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Statement, dated February 25, 2002, and in the related Letters of Transmittal and Consent.

      Concurrently with the tender offer by Illinova, IPC's board of directors is soliciting the written consents of holders of the shares of preferred stock of the series listed above as of February 20, 2002, the record date, to a proposed amendment to a provision of IPC's articles of incorporation. If the amendment is approved, it would eliminate a provision of IPC's articles of incorporation that restricts IPC's ability to issue or assume unsecured debt.

--------------------------------------------------------------------------------
THE TENDER OFFER, THE CONSENT SOLICITATION AND YOUR WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MID-NIGHT, NEW YORK CITY TIME, ON FRIDAY, MARCH 22, 2002, THE EXPIRATION DATE, UNLESS EXTENDED.
--------------------------------------------------------------------------------

If the proposed amendment to IPC's articles of incorporation is approved by holders of record as of the record date of at least two-thirds of all outstanding shares of the series listed above voting together as one class, (i) each holder that is a record holder as of the record date that has, prior to the expiration date, validly tendered its shares and validly granted its consent will receive the total consideration, which is the applicable purchase price per share and the special cash payment per share listed above, (ii) each holder that is a record holder as of the record date that has, prior to the expiration date, validly granted its consent but has not validly tendered its shares will receive only the special cash payment for each such share, and (iii) each holder that is a record holder as of the record date that has, prior to the expiration date, validly tendered its shares but that has not validly granted its consent will receive only the applicable purchase price per share. A holder may grant a consent only if it is the holder of record as of the record date. Therefore, if the amendment is approved by holders of record as of the record date of at least two-thirds of all outstanding shares of the series listed above voting together as one class, a holder that acquired shares of IPC's preferred stock after the record date that has, prior to the expiration date, validly tendered its shares will receive the applicable purchase price per share but not the special cash payment. The tender offer for any one series of shares is not conditioned upon any minimum number of shares of a series of preferred stock being tendered and is independent of the tender offer for any other series.

      Upon and subject to the terms and conditions of the tender offer, and promptly after the expiration date, Illinova will accept and pay the purchase price for shares validly tendered and not withdrawn. Payment for all shares accepted, and for all consents granted, will be made by the Depositary after timely receipt by the Depositary of (i) certificates for, or a confirmation of a book-entry transfer of such shares into the Depositary's account at The Depository Trust Company with respect to, such shares, (ii) a properly completed and duly executed Letter of Transmittal and Consent with any required signature guarantees and (iii) any other required documents under the tender offer. In order to grant consents with respect to shares without tendering such shares for purchase, holders must deliver a properly completed and duly executed Letter of Transmittal and Consent with any required signature guarantees and any other required documents to the Depositary. A holder cannot use a single Letter of Transmittal and Consent to tender shares and to grant a consent with respect to other shares not being tendered. Holders must use the applicable Letter of Transmittal and Consent for each series of preferred stock.

      Illinova may extend the expiration date with respect to any series of shares beyond the scheduled expiration date, but there can be no assurance that it will do so. Illinova also expressly reserves the right, in its sole discretion, to, among other things, terminate the tender offer and not accept for payment or pay for any shares tendered if all of the conditions of the tender offer have not been satisfied prior to the expiration date, and to amend the tender offer in any respect, in each case by giving oral or written notice of such termination or amendment to the Depositary and by making a public announcement thereof. Such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

      Illinova and IPC will pay the following fees to soliciting dealers: (i) Illinova and IPC will pay a fee to soliciting dealers of $0.75 per share for shares that are tendered and, if the proposed amendment is approved, in respect of which consents are validly granted (except that for transactions for beneficial owners whose ownership equals or exceeds 5,000 shares, Illinova and IPC will pay a soliciting dealer fee of $0.50 per share); (ii) IPC will pay a fee to soliciting dealers of $0.75 per share for shares in respect of which consents are validly granted but that are not tendered (except that for transactions for beneficial owners whose ownership equals or exceeds 5,000 shares, IPC will pay a soliciting dealer fee of $0.50 per share); and (iii) Illinova will pay a fee to soliciting dealers of $0.50 per share for shares that are tendered but in respect of which consents are not validly granted (except that for transactions for beneficial owners whose ownership equals or exceeds 5,000 shares, Illinova will pay a soliciting dealer fee of $0.25 per share).

      Tenders of shares may be withdrawn and consents may be revoked at any time on or prior to the expiration date pursuant to the procedures described in the Offer to Purchase and Consent Statement. To be effective, a written notice of withdrawal must be timely received by the Depositary and must specify certain information, including the holder's name and the number of shares to be withdrawn, as set forth in the Offer to Purchase and Consent Statement. If the shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an eligible institution (except with respect to shares tendered by an eligible institution) must be submitted prior to the release of such shares. Withdrawals may not be rescinded, and withdrawn shares will thereafter be deemed not validly tendered for purposes of the tender offer, but holders may thereafter re-tender shares at any time prior to the expiration date. Any consent that accompanies tendered shares that are withdrawn by the holder will not be considered revoked (and will be eligible for the special cash payment with respect thereto) unless such holder specifically revokes such consent. To revoke a consent, the holder must deliver an executed, written, dated revocation that clearly identifies the consent being revoked to the Depositary. A revocation may be in any written form validly signed by the holder as long as it clearly states that the consent previously granted is no longer effective. The revocation of consent with respect to any tendered shares will not cause such shares to be deemed to have been withdrawn.

      If a sufficient number of shares of a series of preferred stock is purchased in the tender offer, then IPC may seek to delist such series of preferred stock from the New York Stock Exchange (all series other than the 7.75% series are listed on the New York Stock Exchange) and may terminate the registration of such series under the Exchange Act, which may result in IPC "going private."

      The information required to be disclosed by Rule 14-6(d)(l) and Rule 13e-3(e)(l) of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and Consent Statement and is incorporated herein by reference.

      The Offer to Purchase and Consent Statement and the related Letters of Transmittal and Consent contain important information that should be read carefully before any decision is made with respect to the tender offer and consent solicitation.

      Questions regarding how to tender and/or consent and requests for additional copies of the Offer to Purchase and Consent Statement, applicable Letters of Transmittal and Consent, or other documents related to the tender offer or consent solicitation should be directed to the Information Agent and such documents will be furnished promptly at Illinova's expense. Questions regarding the terms of the tender offer or the consent solicitation should be directed to the Dealer Manager/Solicitation Agent.

      IPC has provided Illinova with IPC's list of holders and security position listings in respect of the shares for the purpose of disseminating the Offer to Purchase and Consent Statement, the Letters of Transmittal and Consent and other relevant materials to holders. The Offer to Purchase and Consent Statement, Letters of Transmittal and Consent and any other relevant materials will be mailed to holders of shares as of the record date whose names appear on IPC's list of holders and will be furnished, for subsequent transmittal to beneficial owners of shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names or the names of whose nominees appear on IPC's list of holders, or, where applicable, who are listed as participants in a clearing agency's security position listing.

   The Depositary and the Information Agent for the tender offer and consent solicitation is:

                          MELLON INVESTOR SERVICES LLC
                            44 Wall Street, 7th Floor
                            New York, New York 10005
                         Call Toll-Free: (800) 982-7650
            The Dealer Manager and Solicitation Agent for the tender
                       offer and consent solicitation is:

                               MERRILL LYNCH & CO.
                       4 World Financial Center, 7th Floor
                            New York, New York 10080
                      Attention: Liability Management Group
                                 Call Toll-Free:
                            (888) ML4-TNDR (654-8637)


February 26, 2002




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